Exhibit 99.2

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

On June 28, 2017, we and our wholly-owned subsidiary Carrizo (Permian) LLC entered into a purchase and sale agreement with ExL to acquire the ExL Properties. The transaction has an effective date of May 1, 2017 and closed on August 10, 2017.

The following unaudited pro forma condensed combined financial information is presented to illustrate the effect of the ExL Acquisition on our historical financial position and results of operations. The unaudited pro forma condensed combined balance sheet as of June 30, 2017 is based on the historical consolidated balance sheet as of June 30, 2017 adjusted to give effect as if the ExL Acquisition occurred on June 30, 2017. The unaudited pro forma condensed combined statements of operations for the six months ended June 30, 2017 and the year ended December 31, 2016 are based on the historical consolidated statements of operations for such periods adjusted to give effect to the ExL Acquisition as if it had occurred on January 1, 2016. The unaudited pro forma condensed combined financial information should be read in conjunction with our consolidated financial statements and related notes included in our Annual Report on Form 10-K for the year ended December 31, 2016 and our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2017 and June 30, 2017, each of which is incorporated by reference into this Form 8-K/A, and the combined statements of revenues and direct operating expenses of ExL included in this Form 8-K/A.

The pro forma condensed combined financial information is unaudited and presented for illustrative purposes only and does not purport to represent what the statements of operations would have been had the ExL Acquisition occurred on January 1, 2016, nor is it indicative of our future operating results.

CARRIZO OIL & GAS, INC.

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET

(in thousands, except per share amounts)

	June 30, 2017
	Historical	Pro Forma Adjustments			Pro Forma
Assets
Total current assets	$95,398	$106	(1)		$95,504
Property and equipment
Oil and gas properties, net, full cost method
Proved properties, net	1,475,131	291,139	(1)		1,766,270
Unproved properties, not being amortized	288,997	441,505	(1)		730,502
Other property and equipment, net	9,031	—			9,031

Total property and equipment, net	1,773,159	732,644			2,505,803
Deposit for pending acquisition of oil and gas properties	75,000	(75,000)			—
Other assets	20,262	(7,318)			12,944

Total Assets	$1,963,819	$650,432			$2,614,251

Liabilities, Preferred Stock and Shareholders’ Equity
Total current liabilities	$259,060	$3,249	(1)		$262,309
Long-term debt	1,521,986	134,948	(2	)(3)	1,656,934
Contingent consideration	—	53,300	(4)		53,300
Other liabilities	50,942	153	(1)		51,095

Total liabilities	1,831,988	191,650			2,023,638

Commitments and contingencies
Preferred stock, $0.01 par value	—	212,913	(5)		212,913
Shareholders’ equity
Common stock, $0.01 par value	658	156	(6)		814
Additional paid-in capital	1,677,930	245,713	(6	)(7)	1,923,643
Accumulated deficit	(1,546,757)	—			(1,546,757)

Total shareholders’ equity	131,831	245,869			377,700

Total Liabilities, Preferred Stock and Shareholders’ Equity	$1,963,819	$650,432			$2,614,251

See the accompanying notes to the unaudited pro forma condensed combined financial statements.

CARRIZO OIL & GAS, INC.

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

(in thousands, except per share amounts)

	Six Months Ended June 30, 2017
	Historical	Acquired Properties		Pro Forma Adjustments		Pro Forma
Revenues
Crude oil	$270,898	$18,533	(1)	$ —		$289,431
Natural gas liquids	15,211	3,657	(1)	—		18,868
Natural gas	31,729	5,080	(1)	—		36,809

Total revenues	317,838	27,270		—		345,108
Costs and Expenses
Lease operating	65,893	3,963	(1)	—		69,856
Production taxes	13,351	1,407	(1)	—		14,758
Ad valorem taxes	4,040	—	(1)	—		4,040
Depreciation, depletion and amortization	113,454	—		6,611	(2)	120,065
General and administrative, net	33,299	—		—		33,299
(Gain) loss on derivatives, net	(51,381)	—		—		(51,381)
Interest expense, net	41,677	—		(5,308)	(3)	36,369
Other expense, net	1,178	—		—		1,178

Total costs and expenses	221,511	5,370		1,303		228,184
Income Before Income Taxes	96,327	21,900		(1,303)		116,924
Income tax expense	—	—		—	(4)	—

Net Income	$96,327	$21,900		($1,303)		$116,924

Less:
Dividends on preferred stock	—	—		(11,094)	(5)	(11,094)

Net Income Attributable to Common Shareholders	$96,327	$21,900		($12,397)		$105,830

Net Income Per Common Share
Basic	$1.47					$1.31

Diluted	$1.46					$1.30

Weighted Average Common Shares Outstanding
Basic	65,479					81,079
Diluted	65,866					81,466

See the accompanying notes to the unaudited pro forma condensed combined financial statements.

CARRIZO OIL & GAS, INC.

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

(in thousands, except per share amounts)

	Year Ended December 31, 2016
	Historical	Acquired Properties		Pro Forma Adjustments		Pro Forma
Revenues
Crude oil	$378,073	$6,939	(1)	$ —		$385,012
Natural gas liquids	22,428	1,146	(1)	—		23,574
Natural gas	43,093	3,234	(1)	—		46,327

Total revenues	443,594	11,319		—		454,913
Costs and Expenses
Lease operating	98,717	2,182	(1)	—		100,899
Production taxes	19,046	533	(1)	—		19,579
Ad valorem taxes	5,559	—	(1)	—		5,559
Depreciation, depletion and amortization	213,962	—		19,255	(2)	233,217
General and administrative, net	74,972	—		—		74,972
(Gain) loss on derivatives, net	49,073	—		—		49,073
Interest expense, net	79,403	—		(7,695)	(3)	71,708
Impairment of proved oil and gas properties	576,540	—		—		576,540
Other expense, net	1,796	—		—		1,796

Total costs and expenses	1,119,068	2,715		11,560		1,133,343
Income (Loss) Before Income Taxes	(675,474)	8,604		(11,560)		(678,430)
Income tax expense	—	—		—	(4)	—

Net Income (Loss)	($675,474)	$8,604		($11,560)		($678,430)

Less:
Dividends on preferred stock	—	—		(22,188)	(5)	(22,188)

Net Income (Loss) Attributable to Common Shareholders	($675,474)	$8,604		($33,748)		($700,618)

Net Loss Per Common Share
Basic	($11.27)					($9.28)

Diluted	($11.27)					($9.28)

Weighted Average Common Shares Outstanding
Basic	59,932					75,532
Diluted	59,932					75,532

See the accompanying notes to the unaudited pro forma condensed combined financial statements.

CARRIZO OIL & GAS, INC.

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

1. BASIS OF PRESENTATION

On June 28, 2017, Carrizo Oil & Gas, Inc. and its wholly-owned subsidiary, Carrizo (Permian) LLC (the “Company”) entered into a purchase and sale agreement with ExL Petroleum Management, LLC and ExL Petroleum Operating Inc. (together, “ExL”) to acquire approximately 16,500 net acres located in the Delaware Basin in Reeves and Ward Counties, Texas (the “ExL Properties”) for a purchase price of $648.0 million, subject to customary purchase price adjustments (the “ExL Acquisition”). The ExL Acquisition has an effective date of May 1, 2017 and closed on August 10, 2017. On June 28, 2017, the Company paid $75.0 million to the seller as a deposit, which was funded from borrowings under the Company’s revolving credit facility. The remaining purchase price was paid at closing using net proceeds from the issuance and sale of Preferred Stock and warrants, the net proceeds from the common stock offering completed on July 3, 2017, and the net proceeds from the senior notes offering completed on July 14, 2017, each of which are described below.

The Company has also agreed to pay an additional $50.0 million per year if the average daily closing spot price of a barrel of West Texas Intermediate crude oil as measured by the U.S. Energy Information Administration (the “EIA WTI average price”) is above $50.00 for any of the years of 2018, 2019, 2020 and 2021, with such payments due on January 29, 2019, January 28, 2020, January 28, 2021 and January 28, 2022, respectively. This payment (the “Contingent ExL Payment”) will be zero for the respective year if such EIA WTI average price of a barrel of oil is $50.00 or below for any of such years, and the Contingent ExL Payment is capped at and will not exceed $125.0 million.

The following unaudited pro forma condensed combined financial information is presented to illustrate the effect of the ExL Acquisition on the Company’s historical financial position and results of operations. The unaudited pro forma condensed combined balance sheet as of June 30, 2017 is based on the historical consolidated balance sheet as of June 30, 2017 adjusted to give effect as if the ExL Acquisition occurred on June 30, 2017. The unaudited pro forma condensed combined statements of operations for the six months ended June 30, 2017 and the year ended December 31, 2016 are based on the historical consolidated statements of operations for such periods adjusted to give effect to the ExL Acquisition as if it had occurred on January 1, 2016. The unaudited pro forma condensed combined financial information should be read in conjunction with the Company’s historical consolidated financial statements and notes thereto contained in the Company’s 2016 Annual Report on Form 10-K, filed on February 27, 2017, and its quarterly report on Form 10-Q filed on August 10, 2017, and the combined statements of revenues and direct operating expenses of ExL filed herewith.

The unaudited pro forma condensed combined financial statements give effect to the transactions described below. Each of the financing transactions includes any discounts, commissions and commitment fees.

•	ExL Acquisition for a purchase price of $648.0 million. On June 28, 2017, Company paid $75.0 million to the seller as a deposit and paid $601.0 million on August 10, 2017 upon closing, which included purchase price adjustments primarily related to capital expenditures and net cash flows from the acquired wells from the effective date to the closing date.

•	issuance of $250.0 million aggregate principal amount of 8.25% Senior Notes due 2025 issued at par for net proceeds of $245.4 million, net of underwriting discounts and commissions and offering costs (the “Senior Notes due 2025”)

•	issuance of (i) 250,000 shares of preferred stock, with a par value of $0.01 per share and a cumulative 8.875% fixed annual dividend payable quarterly (the “preferred stock”) and (ii) warrants to purchase 2,750,000 shares of the Company’s common stock at an exercise price of $13.81 per share (the “warrants”) for net proceeds of $236.4 million, after commitment fees and offering costs

•	issuance of 15,600,000 shares of the Company’s common stock for net proceeds of $222.4 million, based on a per share price to the Company of $14.28, net of offering costs (the “common stock”)

The unaudited pro forma condensed combined financial information does not purport to represent what the statements of operations would have been had the ExL Acquisition occurred on January 1, 2016, nor is it indicative of the Company’s future operating results. The Company’s management believes the assumptions used provide a reasonable basis for presenting the significant effects directly attributable to the ExL Acquisition.

2. UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET

The unaudited pro forma condensed combined balance sheet as of June 30, 2017 reflects the following pro forma adjustments:

(1)

The ExL Acquisition is accounted for under the acquisition method of accounting whereby the purchase price is allocated to assets acquired and liabilities assumed based on their acquisition date fair values based on information that is available at that time. While the Company’s valuation procedures are currently in process, it is using a combination of a discounted cash flow

CARRIZO OIL & GAS, INC.

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS—Continued

model and market data in determining the fair value of the oil and gas properties. Significant inputs into the calculation include future commodity prices, estimated volumes of oil and gas reserves, expectations for timing and amount of future development and operating costs, future plugging and abandonment costs and a risk adjusted discount rate. The current preliminary purchase price allocation is based on a preliminary discounted cash flow analysis. The purchase price allocation for the ExL Acquisition is subject to change based on the Company’s finalization of its valuation procedures as well as purchase price adjustments, which will primarily relate to the revenues, operating expenses and capital expenditures from the effective date to the closing date. The preliminary allocation of the purchase price as of the acquisition date is presented below:

(In thousands)
Assets
Current assets	$106
Oil and gas properties
Proved properties	291,139
Unproved properties	441,505

Total oil and gas properties	732,644

Total assets acquired	$732,750

Liabilities
Revenues and royalties payable	3,249
Contingent consideration	53,300
Asset retirement obligations	153

Total liabilities assumed	56,702

Net Assets Acquired	$676,048

(2)	Reflect the issuance of the Senior Notes due 2025.

(3)	Reflect a portion of the excess of the net proceeds of approximately $110.5 million from the issuance of the Senior Notes due 2025, the Company’s common stock and the preferred stock and warrants described above over the remaining purchase price of the ExL Acquisition that was due at closing, which was used to reduce borrowings under our revolving credit facility.

(4)	Reflect the Contingent Payment associated with the ExL Acquisition at an estimated acquisition date fair value.

(5)	Reflect the allocation of the net proceeds from the issuance of preferred stock and warrants to the preferred stock based on its relative fair value.

(6)	Reflect the issuance of common stock.

(7)	Reflect the allocation of the net proceeds from the issuance of preferred stock and warrants to the warrants based on their relative fair value.

3. UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENTS OF OPERATIONS

The unaudited pro forma condensed combined statements of operations for the six months ended June 30, 2017 and the year ended December 31, 2016 reflect the following pro forma adjustments:

(1)	Record the revenues and direct operating expenses of the ExL Properties.

(2)	Adjust depreciation, depletion and amortization to give effect to the acquisition of the ExL Properties.

(3)	Decrease interest expense, net resulting from an increase in capitalized interest due to higher average balances of unproved properties as a result of the ExL Acquisition partially offset by increased interest expense due to the issuance of Senior Notes due 2025.

(4)	Income tax effect of the revenues and direct operating expenses of the ExL Properties as well as pro forma adjustments is zero as the Company has concluded that it was more likely than not that the deferred tax assets will not be realized and recorded a valuation allowance against its net deferred tax assets, reducing the net deferred tax assets to zero. The ExL Acquisition does not change the Company’s prior conclusion.

(5)	Record dividends paid in cash associated with the issuance of preferred stock. The Company has the option to pay the dividends in decreasing percentages of common stock of the Company for up to twelve fiscal quarters following the issuance.